Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

PRESS RELEASE

NOBLE CORPORATION PLC PROVIDES FLEET CONTRACT STATUS UPDATE AND WITHDRAWS FULL YEAR 2020 GUIDANCE

LONDON, April 9, 2020 - Noble Corporation plc (NYSE: NE) today announced that its report of drilling rig status and contract information has been updated as of April 9, 2020. The report, titled “Fleet Status Report,” can be found on the Company’s Website www.noblecorp.com, under the “Investor Relations” section of the Website.

In addition, the Company expects that the decline in oil prices resulting from the substantial increase in production by Saudi Arabia and the decrease in demand for crude oil resulting from the COVID-19 pandemic will negatively impact the Company’s business and results of operations for its full year 2020, but, given the uncertainty surrounding the disruptions, cannot yet predict with reasonable accuracy the magnitude or duration of the impact, or the magnitude or pace of any recovery. As a result, the Company is withdrawing its full year 2020 financial guidance that was provided on its February 20, 2020 conference call. Though the Company has not yet completed its review of results for the recently completed first quarter of 2020, it does not expect that its results of operations will differ materially from its previously announced financial guidance for the quarter.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding financial guidance, future performance, our financial position and expectations regarding results for the first quarter of 2020, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, public health threats including the COVID-19 (Coronavirus Disease 2019) pandemic, completing our review of our results of operations for the first quarter of 2020 and finalizing and closing our accounting records for such quarter, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

NC-903

4/9/2020

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383